AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to Master Investment Advisory Agreement (the “Amendment”) is made and entered into as of December 15, 2021 between RBC Funds Trust, a Delaware statutory trust (the “Trust”), on behalf of each of its series listed on Exhibit A hereto (each, a “Fund” and collectively, the “Funds”), and RBC Global Asset Management (U.S.) Inc., a Minnesota corporation (the “Adviser”).

WHEREAS, the Trust and the Adviser previously entered into that certain Investment Advisory Agreement, dated as of November 1, 2021 (the “Agreement”); and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to reflect the addition of RBC Global Equity Leaders Fund.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Exhibit A of the Agreement shall be replaced in its entirety with the updated Exhibit A attached hereto.

2.

The Agreement, as modified herein, shall continue in full force and effect, and nothing herein shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC FUNDS TRUST

By:	/s/ Kathy Hegna
Name: Kathy Hegna
Title: Chief Financial Officer and Treasurer

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.

By:	/s/ Carol Kuha
Name: Carol Kuha
Title: Chief Operating Officer

EXHIBIT A

Name of Fund	Annual Fee Rate	Effective Date	Initial Term Through*
Access Capital Community Investment Fund	0.35%	November 1, 2021	October 31, 2023
RBC BlueBay Core Plus Bond Fund	0.35%	November 1, 2021	October 31, 2023
RBC BlueBay Strategic Income Fund	0.53%	November 1, 2021	October 31, 2023
RBC Global Equity Leaders Fund	0.65%	December 15, 2021	December 14, 2023
RBC Impact Bond Fund	0.35%	November 1, 2021	October 31, 2023
RBC Short Duration Fixed Income Fund	0.30%	November 1, 2021	October 31, 2023
RBC Ultra-Short Fixed Income Fund	0.23%	November 1, 2021	October 31, 2023
U.S. Government Money Market Fund	0.10%	November 1, 2021	October 31, 2023

•	After the Initial Term, the Agreement may continue in effect for successive one-year terms as provided in Section 7.